UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report  (Date of earliest event reported):        July 31, 2007

Sun-Times Media Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-14164	95-3518892
(Commission File Number)	(I.R.S. Employer Identification No.)

350 North Orleans Street, 10-S, Chicago Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 321-2299
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K filed by the Registrant on August 6, 2007 (the “Original Filing”) is filed to provide the disclosure required under Items 5.02(d)(2) and 5.02(d)(4) of Form 8-K as such information was not available at the time the Original Filing was due and filed.

Except for the disclosure below, no other disclosure contained in the Original Filing is amended pursuant to this amendment.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported in the Original Filing, on July 31, 2007, Hollinger Inc. (“Hollinger”), acting by written consent, elected William E. Aziz, Brent D. Baird, Albrecht Bellstedt, Peter Dey, Edward C. Hannah and G. Wesley Voorheis to the Board of Directors of Sun-Times Media Group, Inc. (the “Company”).

Pursuant to its by-laws, Hollinger is obligated to indemnify any person who acts at Hollinger’s request as a director of another entity to the extent permitted under the Canada Business Corporations Act (the “CBCA”). Under the CBCA, Hollinger may indemnify an individual who acts or acted at its request as a director of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Hollinger or such other entity, provided that the individual acted honestly and in good faith with a view to the best interests of such other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. In addition, Hollinger has obtained outside director liability coverage in the amount of Cdn$40.0 million for the benefit of the above-named directors.

Other than as previously disclosed and the preceding disclosure, none of the above-named directors are party to any arrangements, understandings or transactions requiring disclosure under Items 5.02(d)(2) or 5.02(d)(4) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN-TIMES MEDIA GROUP, INC. (Registrant)
Date: September 20, 2007	By:	/s/ James D. McDonough
Name: James D. McDonough Title: Vice President, General Counsel and Secretary